Exhibit 4.9
Second Amendment to the Asset Purchase Agreement
Dated January 29, 2008

Made and entered into as of February 3, 2010 by and among Dimex Systems (1988) Ltd. (hereinafter "DS"), and Dimex Hagalil Ltd. (hereinafter: "DHG"), (DS and DHG, each a Seller and shall be referred herein together as the "Sellers") and B.O.S Better Online Solutions Ltd. (the “Buyer”)

WHEREAS,	the Parties entered into that certain Asset Purchase Agreement, dated January 29, 2008, as amended on March 23, 2009 (the "First Amendment" and together, the “Agreement”);

WHEREAS,	the Parties desire to amend certain of the payment terms of the Agreement, all as set forth in this Second Amendment.

Now, Therefore, the Parties hereby agree as follows:

1.
All capitalized terms in this Second Amendment to the Asset Purchase Agreement dated January 29, 2008 (the “Second Amendment”) that have not been otherwise defined herein shall have the meaning assigned thereto in the Agreement.

2.
Buyer confirms that as of the date hereof Buyer owes Sellers an aggregate amount of NIS 4,000,000 on account of the Purchase Price (the "Outstanding Debt"). In addition,  Buyer agrees to pay Sellers an additional amount of NIS 50,000 plus VAT on account of reimbursement of legal expenses borne by Sellers in connection with the amendment to the Agreement.

3.	The Outstanding Debt shall be paid as follows:

(i)
NIS 50,000 on account of reimbursement of legal expenses shall be paid in two installments, the first of which (in the amount of NIS 25,000 plus VAT) has already been paid to Sellers on January 20, 2010 and the second of which, in the amount of NIS 25,928 (representing NIS 25,000, plus "Interest", as such term is defined below) shall be paid to Sellers on July 1, 2010, together with VAT at the applicable rate.

(ii)	An amount of NIS 300,000 has already been paid to the Sellers on January 20, 2010.

(iii)	An amount of NIS 600,000 (the “Converted Amount”) shall be converted at the "Closing" (as defined below) into a loan pursuant to the provisions of Section 7 below.

(iv)
The remainder of the Outstanding Debt, in the amount of NIS 3,100,000 (the "Remainder Debt") shall bear interest at an annual rate of 8% (the “Interest”). The Interest shall be compounded annually and will be calculated on the basis of a 360-day year and pro rated with respect to any portion thereof, respectively to the actual date of payment of any part of the Remainder Debt. The Remainder Debt, together with Interest and applicable VAT, shall be paid by Buyer to Sellers pursuant to the Amortization Table attached hereto as Schedule 3(iv).

4.
To ensure payments owed to Sellers hereunder, at the Closing, Buyer shall provide Sellers with checks from Buyer's account in Bank Leumi, each payable to DS, and each covering the full payment of each of the payments under Schedule 3(iv) post dated to their due dates, together with Interest and applicable VAT. An additional check shall be provided at the Closing for payment of the amount of NIS 30,076 described in Section 3(i) above. For the removal of doubt, only actual receipt of funds no later than 3 business days following presentation of each of such checks for deposit shall be considered as payment made to Sellers hereunder.

5.
Notwithstanding and without derogating from any right or remedy available to Sellers under the Agreement, under this Second Amendment or pursuant to applicable law, upon the occurrence of the "Event of Default" detailed in Section (ii) to the definition of the term "Event of Default" in the Agreement, without notice by Sellers to, or demand by Sellers of Buyer, all of the Remainder Debt, plus Interest and VAT, if applicable, which has not yet been paid to Sellers shall automatically become immediately due and payable by Buyer to Sellers.

In an Event of Default detailed in Section (ii) to the definition of the term "Event of Default" in the Agreement, all of the Remainder Debt, including Interest and VAT, if applicable, which has not been yet paid to Sellers shall become immediately due and payable by Buyer to Sellers.

Without derogating from the forgoing, or from any right or remedy available to a party hereunder or pursuant to applicable law, (i) any payment hereunder not paid when due shall bear an additional default interest at the rate of 5.5% per annum, compounded annually, from the date such payment has become due and until actual payment thereof; and (ii) upon a material breach of the Agreement, as amended hereunder, by Buyer, which continues 30 days or more following receipt by Buyer of notice of same from Sellers, Buyer shall pay Sellers liquidated damages in an amount equal to 10% of the outstanding amount of the Remainder Debt owed to Sellers hereunder (including Interest) at such time.

The parties agree that the aforesaid liquidated damages, without any need of proof of actual damage, were determined after careful evaluation and are considered as reasonable under the circumstances, and Buyer agrees not to raise any argument to the contrary regarding the amount of liquidated damages agreed hereunder.

6.
As an additional inducement to Sellers' consent to enter into this Second Amendment, at the Closing, Buyer shall provide DS with a warrant to purchase 69,096 Ordinary Shares of Buyer of NIS20.00 nominal value each, pursuant to a warrant in the form attached hereto as Schedule 6 (the "Additional Warrant"). The number of Ordinary Shares purchasable upon the exercise of such Additional Warrant and the exercise price thereof shall be subject to customary adjustment in the event of capital reorganization of the shares of the Buyer, or, if applicable, a merger or consolidation of the Buyer with or into another corporation, or any reclassification, subdivision and/or combination of shares of Buyer.

7.
At the Closing, the Converted Amount shall be converted into a loan, under similar terms to those applicable to the conversion of the "Last Installment" (as defined under the First Amendment dated March 23, 2009).

The terms of such loan shall be as detailed in the Loan Agreement a form of which is attached hereto as Schedule 7.

8.
The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Shibolet & Co., 4 Berkovich St. (Museum Tower – 8th floor), Tel-Aviv, on February 3, 2010, at 11:00 (the “Closing Date”) or such other time and place, as shall be agreed between the parties in advance and in writing. In the event that the Closing does not occur and is not consummated in full by the Closing Date, Sellers shall be entitled to terminate this Second Amendment by immediate written notice. Upon such termination any amounts already paid to Sellers hereunder shall not be refundable, and shall be reduced from the amounts owed by Buyer to Seller under the Agreement.

At the Closing, the following actions will be taken and shall be considered as taken simultaneously, and unless Sellers have waived, in writing, the occurrence or completion of any such transaction or action, no transaction hereunder shall be deemed to have been completed and no action shall be deemed as taken or document delivered unless and until all have been taken, delivered and completed at the Closing:

8.1	Buyer shall provide to Sellers:
(a)	All of the post-dated checks detailed in Section 4 above, dully signed by an authorized signatory of Buyer.
(b)	Originally executed Loan Warrant, as defined in the Loan Agreement.
(c) Originally executed Additional Warrant, as defined in the Loan Agreement.
(d)
Written confirmation by Buyer's CEO or CFO that the execution, delivery and performance of this Second Amendment has been dully approved by all required corporate approvals and that no other action, consent or approval is required for the Company to sign, deliver and perform this Second Amendment and any and all of the transactions contemplated hereunder.

8.2	The parties will execute the Loan Agreement, in the form attached hereto as Schedule 7, including the agreements attached as schedules thereto.

9.	Except as amended by this Second Amendment, the Agreement, as amended by the First Amendment, shall remain in full force and effect.

In Witness Whereof, the parties hereto have caused this Second Amendment to be duly executed on the day and year first above written:

Dimex Systems (1988) Ltd.	Dimex Hagalil Ltd.
By:	By:
Title:	Title:

B.O.S Better Online Solutions Ltd.
By:
Title:

Schedule 3(iv) – Amortization Table

Date of Payment	Principal	Interest	V.A.T on Interest	Total
July 1, 2010	38,333	1,423	228	39,984
July 1, 2010	25,000	928	4,148	30,076
August 1, 2010	38,333	1,687	270	40,290
September 1, 2010	38,333	1,951	312	40,596
October 1, 2010	38,333	2,206	353	40,893
November 1, 2010	38,333	2,470	395	41,199
December 1, 2010	38,333	2,726	436	41,495
January 1, 2011	79,722	6,218	995	86,935
February 1, 2011	79,722	6,768	1,083	87,572
March 1, 2011	79,722	7,264	1,162	88,148
April 1, 2011	79,722	7,813	1,250	88,785
May 1, 2011	79,722	8,344	1,335	89,402
June 1, 2011	79,722	8,893	1,423	90,039
July 1, 2011	79,722	9,425	1,508	90,655
August 1, 2011	79,722	9,974	1,596	91,292
September 1, 2011	79,722	10,523	1,684	91,929
October 1, 2011	79,722	11,055	1,769	92,546
November 1, 2011	79,722	11,604	1,857	93,183
December 1, 2011	79,722	12,135	1,942	93,799
January 1, 2012	79,722	12,685	2,030	94,436
February 1, 2012	79,722	13,234	2,117	95,074
March 1, 2012	79,722	13,748	2,200	95,670
April 1, 2012	79,722	14,297	2,287	96,307
May 1, 2012	79,722	14,828	2,373	96,923
June 1, 2012	79,722	15,378	2,460	97,560
July 1, 2012	79,722	15,909	2,545	98,177
August 1, 2012	79,722	16,458	2,633	98,814
September 1, 2012	79,722	17,007	2,721	99,451
October 1, 2012	79,722	17,539	2,806	100,067
November 1, 2012	79,722	18,088	2,894	100,704
December 1, 2012	79,722	18,620	2,979	101,321
January 1, 2013	79,722	19,169	3,067	101,958
February 1, 2013	79,722	19,718	3,155	102,595
March 1, 2013	79,722	20,214	3,234	103,171
April 1, 2013	79,722	20,763	3,322	103,808
May 1, 2013	79,722	21,295	3,407	104,424
June 1, 2013	79,722	21,844	3,495	105,061
July 1, 2013	79,722	22,375	3,580	105,678
August 1, 2013	79,722	22,925	3,668	106,315
September 1, 2013	79,722	23,474	3,756	106,952
October 1, 2013	79,722	24,005	3,841	107,568
November 1, 2013	79,722	24,554	3,929	108,205
December 1, 2013	79,722	25,086	4,014	108,822
	3,125,000	576,619	96,259	3,797,878

Schedule 6 – Form of Additional Warrant

HIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ONLINE SOLUTIONS LTD.  THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 69,096 Ordinary Shares of
B.O.S. Better Online Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. BOS10-01	Issue Date: February 3rd, 2010

B.O.S. BETTER ONLINE SOLUTIONS LTD. a company incorporated under the laws of the State of Israel hereby certifies that, for value received, Dimex Systems (1988) Ltd.  or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from the date hereof and at any time or from time to time before 5:00 p.m., New York time, through the close of business of the date in which payment of the Remainder Debt, as defined in the Second Amendment, has been made in full (the "Expiration Date"), up to 69,096 fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 20.00 nominal value per share. The exercise price during the first 18 months commencing on following the Effective Date (i.e on or before August 3rd, 2011) is $3.25 per Ordinary Share and thereafter the exercise price shall be increased to $4.00 per Ordinary Share (the “Exercise Price”). The number and character of such Ordinary Shares and the Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term "Company" shall include B.O.S. Better Online Solutions Ltd.  and any corporation which shall succeed, or assume the obligations of B.O.S. Better Online Solutions Ltd. hereunder.

(b)           The term "Other Securities" refers to any securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 3 or otherwise.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that Loan Agreement dated as of the date hereof by and among the Company and the Lenders (as defined therein).

1.	Exercise of Warrant.

1.1
Number of Shares Issuable upon Exercise.  From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice") and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4.

1.2
Company Acknowledgment.  The Company will, at the time of the partial exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such partial exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

2.	Procedure for Exercise.

2.1
Delivery of Share Certificates, Etc., on Exercise.  The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable  Warrant Shares (or Other Securities) to which the Holder shall be entitled on such exercise.

2.2	Exercise.

Payment shall be made in cash, by wire transfer to a bank account the details of which shall have been provided by the Company to the Holder in writing or by certified or official bank check payable to the order of the Company, of the amount equal to the applicable aggregate Exercise Price for the number of Ordinary Shares specified in the Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Warrant Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the applicable number of duly authorized, validly issued, fully-paid and non-assessable  Warrant Shares (or Other Securities) determined as provided herein.

2.3	Fractional Shares. This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

3.	Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1
Reorganization, Consolidation, Merger, Etc.  In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Sections 1 and 2 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares issuable on such exercise prior to such consummation or such effective date, the shares  and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2
Extraordinary Events Regarding Ordinary Shares.  In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of  Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.2.  The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 3.2) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 3.2) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

3.3	Good Faith. All determinations with respect to adjustments by the Company hereunder shall be made by the Board of Directors in good faith.

4.            Certificate as to Adjustments.  In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.            Reservation of Shares, Etc., Issuable on Exercise of Warrant.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

6.            Representations of the Company.  The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant Shares pursuant hereto and the performance of the Company's obligations hereunder were taken prior to and are effective as of the issue date of this Warrant; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, or, to the Company’s knowledge, any judgment or order applicable to the Company, and, except except as would not have a Material Adverse Effect, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by any government authority or agency or other person. As used herein, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

7.            Representations and Warranties by the Holder.  The Holder represents and warrants to the Company as follows:

7.1
Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Loan Agreement of even date herewith, including, without limitation, that the Holder is an "Accredited Investor" within the meaning of Regulation D under the Securities Act of 1933.

7.2
Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

7.3
Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

8.            Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a "Transferor") in whole or in part.  On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor's counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver a new Warrant of like tenor, in the name of the transferee specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face thereof for the number of Ordinary Shares called for on the face of the Warrant so surrendered by the Transferor. Notwithstanding the foregoing, no opinion of counsel or "no-action" letter shall be necessary for a transfer without consideration by a Holder to any other entity which controls, is controlled by or is under common control with the Holder.

9.             Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.           Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Holder dated as of even date of this Warrant.

11.           Rights of Shareholders.   No Holder shall be entitled, in its capacity as a Warrant holder only, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any Other Securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

12.           Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.           Notices, Etc.  All notices and other communications from the Company to the Holder of this Warrant shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

14.           Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11

IN WITNESS WHEREOF, this Warrant is executed as of the date first written above.

B.O.S. Better Online Solutions Ltd.	Dimex Systems (1988) Ltd.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

To:           B.O.S. Better Online Solutions Ltd.

                Attention:                      Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

__________	__________ Ordinary Shares covered by such Warrant;

☐           The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

☐	$__________ by wire transfer of lawful money of the United States; and/or

☐	$__________ by certified or official bank check payable to the order of the Company

The undersigned requests that the certificate for such shares be issued in the name of, and delivered to ______________________________________________ whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only on Transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person named below under the heading "Transferee" the right represented by the within Warrant to purchase the number of Ordinary Shares of B.O.S Better Online Solutions Ltd. into which the within Warrant relates and appoints each such person attorney-at-fact to transfer its respective right on the books of B.O.S. Better Online Solutions Ltd.  with full power of substitution.

NAME OF TRANSFEREE	ADDRESS

DATED:
(SIGNATURE MUST CONFORM TO NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT)

ADDRESS:

ACCEPTED AND AGREED:

[TRANSFEREE]

By:
Name:
Title: